Exhibit 4.8

THIRD AMENDMENT TO
CREDIT AGREEMENT

THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (“Third Amendment”) is made as of the 29th day of March, 2005 by and among AAR CORP., a Delaware corporation, (“AAR”), AAR Distribution, Inc., an Illinois corporation (“Distribution”), AAR Parts Trading, Inc., an Illinois Corporation (“Parts Trading”), AAR Manufacturing, Inc., an Illinois corporation (“Manufacturing”), AAR Engine Services, Inc., an Illinois corporation (“Engine Services”) and AAR Allen Services, Inc., an Illinois corporation (“Allen Service”) and together with AAR, Distribution, Parts Trading, Manufacturing and Engine Services, individually a “Borrow” and collectively “Borrowers”, the financial institutions, party hereto, each as a “Lender” and Merrill Lynch Capital a division of Merrill Lynch Business Financial Services Inc., individually as a Lender and as Agent.

W I T N E S S E T H:

WHEREAS, Borrowers, Agent and Lenders entered into a certain Credit Agreement dated as of May 29, 2003 as amended by a certain First Amendment to Credit Agreement dated as of January 23, 2004 by and among Borrowers, Agent and Lenders and by a certain Second Amendment to Credit Agreement dated as of August 24, 2004 by and among Borrowers, Agent and Lenders (said Credit Agreement, as so amended, is hereinafter referred to as the “Credit Agreement”); and

WHEREAS, Borrowers desire to amend and modify certain provisions of the Credit Agreement and, subject to the terms hereof, Agent and Lenders are willing to agree to such amendments and modifications;

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and any extension of credit heretofore, now or hereafter made by Agent and Lenders to Borrowers, the parties hereto hereby agree as follows:

1.             Definitions.  All capitalized terms used herein without definition shall have the meaning given to them in the Loan Agreement.

2.             Additional and Amended Definitions.  The following definitions of “Commitment Expiry Date,” “LIBOR Margins” and “Prime Rate Margin” are hereby deleted and the following are inserted in their stead:

“Commitment Expiry Date” means the earliest of (i) June 1, 2007, (ii) the date on which a “Termination Date” shall have occurred under the Receivables Purchase Agreement and (iii) as of any date, the remaining period between such date and the “Facility Termination Date” (as defined in the Receivables Purchase Agreement) is 60 days or less, unless as of any date referred to in clauses (ii) or (iii), Borrowers have demonstrated to Required Lenders’ reasonable satisfaction that Borrowers shall, after such Termination Event or Facility Termination Date, have adequate liquidity ($20,000,000 of projected Availability and Cash Equivalents) to operate their business, that Borrowers have obtained replacement financing for the Debt outstanding under the Securitization Documents or that Borrowers have identified Person(s) who are reasonably likely to provide such replacement financing, have presented to Agent a term sheet outlining the terms and conditions of such replacement financing and that it is commercially reasonable to expect such replacement financing to close.

*      *      *

“LIBOR Margin” means two and one-half percent (2½%) per annum with respect to the Revolving Loans and other Obligations.

*      *      *

“Prime Rate Margin” means one and one-quarter percent (1¼%) with respect to the Revolving Loans and other Obligations.

3.             Restricted Distributions.  Section 5.3 of the Credit Agreement is hereby deleted and the following is inserted in its stead:

“Section 5.3           Restricted Distributions.  Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution; provided that the foregoing shall not restrict or prohibit any Subsidiary from making dividends or distributions and shall not restrict or prohibit dividends or distributions to AAR or purchases of shares of (or options to purchase shares of) equity interests in AAR or options therefor (a) on the open market for use in its employee incentive equity program, (b) from employees of any Borrower or any Subsidiary upon their death, termination or retirement or (c) on the open market pursuant to a stock buy-back program approved by AAR’s Board of Directors so long as (x) before and after giving effect to any such dividend or distribution for such purpose, (i) no Event of Default shall have occurred and be continuing and (ii) Borrowers are in compliance on a pro forma basis with the covenants set forth in Article 7 recomputed for the most recently ended quarter for which information is available and are in compliance with all other terms and conditions of this Agreement, (y) such purchases or payments described in clause (a) above after the date hereof do not exceed $2,000,000 in any Fiscal Year and do not exceed $6,000,000 in the aggregate, (z) such purchases or payments described in clause (b) above after the date hereof do not exceed $1,000,000 in any Fiscal Year and do not exceed $3,000,000 in the aggregate, (aa) such purchases or payments described in clause (c) above after the date hereof do not exceed $10,000,000 in any Fiscal Year and do not exceed $15,000,000 in the aggregate and (bb) after giving effect to any such purchase or payment described in clause (c) above, the sum of average Availability and Cash Equivalents, computed on a proforma or projected basis after giving effect to any such purchase or payment for the 60 days immediately prior to the date of any such purchase or payment and for the 180 days immediately after the date of any such purchase or payment, equals or exceeds $30,000,000 (changed language underscored).”

4.             Effectiveness.  This Third Amendment shall become effective upon the satisfaction of each of the following conditions:

(a)           Agent, Lenders and Borrowers shall have executed and delivered to each other this Third Amendment.

5.             Execution in Counterparts.  This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.             Continuing Effect.  Except as otherwise specifically set out herein, the provisions of the Credit Agreement shall remain in full force and effect.

(Signature Page Follows)

(Signature Page to Third Amendment to Credit Agreement)

IN WITNESS WHEREOF, this Third Amendment has been duly executed as of the day and year specified at the beginning hereof.

AAR CORP. AAR DISTRIBUTION, INC. AAR PARTS TRADING, INC. AAR MANUFACTURING, INC. AAR ENGINE SERVICES, INC. AAR ALLEN SERVICES, INC.		MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., as Agent and Lender

By:	/s/ Timothy J. Romenesko	By:	/s/ Mark Gertzof
Name: Timothy J. Romenesko		Name: Mark Gertzof
Title: Vice President		Title: Director